                                                                 Exhibit 99.1
For Immediate Release
---------------------
July 8, 2004


       NORDSTROM REPORTS JUNE SAME-STORE SALES INCREASE OF 5.7 PERCENT
       ---------------------------------------------------------------
     SEATTLE - July 8, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $707.4 million for the five-week period ending July 3, 2004, an increase of 8.5 percent compared to sales of $652.0 million for the five-week period ending July 5, 2003. Same-store sales increased 5.7 percent.

     June same-store sales in full-line stores increased in all geographic regions and all major merchandise categories except women's active wear, kids' apparel and women's special sizes.

     Preliminary quarter-to-date sales of $1.2 billion increased 9.8 percent compared to 2003 quarter-to-date sales of $1.1 billion. Quarter-to-date same-store sales increased 7.2 percent.

     Preliminary year-to-date sales of $2.7 billion increased 13.5 percent compared to sales of $2.4 billion in 2003. Year-to-date same-store sales increased 10.5 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded June sales message, please dial (402) 220-6036. This recording will be available for one week.

FUTURE REPORTING DATES

Nordstrom's financial release calendar for the next several months is provided in the table below.

                  July Sales Release                  Thurs., August 5, 2004
                  Second Quarter Earnings             Thurs., August 19, 2004
                  August Sales Release                Thurs., Sept. 2, 2004
                  September Sales Release             Thurs., Oct. 7, 2004

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 93 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.


SALES SUMMARY                       June       June       QTD        QTD        YTD        YTD
(unaudited; $ in millions)          2004       2003       2004       2003       2004       2003
                                   ------     ------     ------     ------     ------     ------
Total sales                        $707.4     $652.0   $1,206.5   $1,098.8   $2,742.0   $2,416.2
Total sales percentage change        8.5%       6.4%       9.8%       7.2%      13.5%       5.1%
Same-store sales percentage change   5.7%       1.9%       7.2%       2.4%      10.5%       0.3%

Number of stores (as of July 3, 2004)
      Full-line                        93         89
      Rack and other                   56         54
      International
        Faconnable boutiques           31         31
                                      ---        ---
      Total                           180        174

Gross square footage           19,289,000 18,629,000

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Year-to-date results for 2003 include one more day than the year-to-date for 2004. The Company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the year-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       YTD 2003       YTD 2004      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP          155            154
                 GAAP Sales     $2,434.4       $2,742.0        $307.6         12.6%          9.6%
    Less Feb. 1, 2003 sales       ($18.2)            --
                                --------       --------
       Reported 4-5-4 sales     $2,416.2       $2,742.0        $325.8         13.5%         10.5%
                               =========      =========
        4-5-4 Adjusted Days          154            154

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Deniz Anders, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.